Exhibit 99.1

Conference Call and Webcast

Today, November 2, 2016 at 10:00 a.m. ET

719/325-4798, conference ID 2675855 or www.bbgi.com

Replay information provided below

News Announcement	For Immediate Release

CONTACT:
B. Caroline Beasley, Interim Chief Executive Officer & Chief Financial Officer	Joseph N. Jaffoni JCIR
Beasley Broadcast Group, Inc.	212/835-8500 or bbgi@jcir.com
239/263-5000; email@bbgi.com

BEASLEY BROADCAST GROUP REPORTS THIRD QUARTER NET

REVENUE RISES 5.6% TO $27.7 MILLION; DILUTED EPS OF $0.07

B. CAROLINE BEASLEY NAMED CHIEF EXECUTIVE OFFICER

MARIE TEDESCO NAMED CHIEF FINANCIAL OFFICER

- Greater Media Acquisition Completed -

NAPLES, Florida, November 2, 2016 – Beasley Broadcast Group, Inc. (Nasdaq: BBGI) (“Beasley” or the “Company”), a large- and mid-size market radio broadcaster, today announced operating results for the three month period ended September 30, 2016. On November 1, 2016, Beasley completed its acquisition of Greater Media, which included the accretive acquisition of 18 radio stations (net of divestitures) and which is expected to more than double Beasley’s revenue base. The results reported herein solely reflect the Company’s ownership and operation of 52 radio stations at September 30, 2016 (before the announced divestiture of a station in Charlotte) and do not include any operating results from the recently completed acquisition of Greater Media, Inc. (“Greater Media”).

The Company also announced that, effective January 1, 2017, B. Caroline Beasley has been named Chief Executive Officer of the Company. Ms. Beasley has served as the Company’s Executive Vice President, Chief Financial Officer, Treasurer and Secretary since 1994, as a Director of the Company since 1983 and as the Company’s Interim Chief Executive Officer since March 2016, following George G. Beasley’s medical leave of absence. George Beasley will continue to serve as the Company’s Chairman of the Board and Ms. Beasley will continue to serve as a Board member. Marie Tedesco, who presently serves as the Company’s Vice President of Finance, will assume Ms. Beasley’s responsibilities as Chief Financial Officer, effective January 1, 2017. The appointments position Beasley to realize the projected growth and operating synergies related to the Company’s acquisition of Greater Media.

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Beasley Broadcast Group, 11/2/16	page 2

Summary of Third Quarter Results

In millions, except per share data	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net revenue	$27.7	$26.3	$83.0	$77.5
Station operating income (SOI - non-GAAP)	8.2	6.6	23.7	21.3
Operating income (loss) (1)	3.8	(0.1)	12.7	7.6
Net income (loss) (1)	1.7	(0.7)	6.0	3.1
Net income (loss) per diluted share (1)	$0.07	$(0.03)	$0.26	$0.13

(1)	Operating income, net income and net income per diluted share for the three and nine month periods ended September 30, 2016 were impacted by merger expenses of $1.2 million. Operating income, net income and net income per diluted share for the three and nine month periods ended September 30, 2015 include a $3.5 million impairment loss.

The $1.5 million, or 5.6%, year-over-year increase in net revenue during the three months ended September 30, 2016, primarily reflects higher revenue from the Company’s Tampa-St. Petersburg, Charlotte and Fayetteville market clusters.

Station Operating Income (SOI, a non-GAAP financial measure), rose 24.2% year over year in the third quarter of 2016. The increase in SOI reflects the increase in quarterly net revenues and comparable levels of station operating expenses in both the 2016 and 2015 third quarters.

Operating income of $3.8 million in the third quarter of 2016, an increase from a loss of $0.1 million in the comparable year-ago period, is primarily attributable to the rise in station operating income, partially offset by merger expenses of $1.2 million. Operating income in the 2015 third quarter was impacted by a pre-tax $3.5 million non-cash goodwill impairment charge related to the Company’s Wilmington, Delaware station.

Net income for the 2016 third quarter of $1.7 million compared to a loss of $0.7 million a year ago, primarily as a result of the growth in operating income, a $0.2 million or 19.6% reduction in interest expense and a $0.3 million other income related to insurance proceeds for the Charlotte cluster. As a result of these factors, net income per diluted share was $0.07 per share in the three months ended September 30, 2016 compared with a $0.03 per diluted share loss in the comparable year ago period.

Please refer to the “Calculation of SOI” and “Reconciliation of SOI to Net Income” tables at the end of this announcement for a discussion regarding SOI calculations.

Commenting on the financial results, Caroline Beasley, Interim Chief Executive Officer and Chief Financial Officer, said, “Beasley’s strong third quarter revenue, SOI and net income growth reflect solid industry fundamentals, strength across our platform of existing stations, high levels of operating discipline and the benefits of our initiatives to de-lever and strengthen our balance sheet. In the third quarter we again outperformed our markets that report to Miller Kaplan on a combined revenue basis, a trend we expect to continue. Specifically, our clusters generated an approximate 7.8% increase in net revenue compared with an increase of 2.6% in the overall markets. Our outperformance was broad-based and included our clusters in Tampa-St. Petersburg, Augusta, Charlotte, Fayetteville, Las Vegas and Greenville-New Bern-Jacksonville.

“The 5.6% increase in third quarter net revenue combined with flat station operating expenses drove a 24.2% rise in station operating income and, coupled with our operating disciplines, led to a 440 basis point improvement in our station operating income margin compared to the same period a year ago.

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Beasley Broadcast Group, 11/2/16	page 3

“In addition, our focus on actively and conservatively managing our capital structure to provide the financial flexibility to support our near- and long-term growth initiatives was evident as lower borrowing costs due to lower leverage resulted in a 19.6% year-over-year reduction in 2016 third quarter interest expense. Despite the impact of $1.2 million of expenses related to our just completed accretive acquisition of Greater Media, we reported solid bottom line results and diluted earnings per share of $1.7 million and $0.07, respectively. In addition, reflecting our strong cash flows and commitment to return capital to shareholders, we declared our twelfth consecutive quarterly cash dividend during the quarter.”

Ms. Beasley added, “Yesterday we completed the acquisition of Greater Media, which includes the accretive acquisition of 18 stations, net of announced divestitures. The transaction immediately and significantly broadens our local radio broadcasting and digital platform, geographic footprint and revenue base by adding leading stations and great brands that are complementary to our existing operating base, while presenting the opportunity for synergies with the Company’s existing station portfolio. Specifically, the transaction increases our broadcast portfolio by approximately 33% and more than doubles our audience reach as we enter four new markets with nine stations – Detroit, MI; Middlesex, NJ; Monmouth, NJ and Morristown, NJ – and adds nine other stations in Philadelphia, PA and Boston, MA where we already operate.

“Looking forward, we plan to apply our historical focus on strong core programming and targeted localism to the newly acquired stations as these strategies support strong ratings and market leadership. While we’ll record initial contributions from the new stations in the fourth quarter, Beasley will realize the value of the transaction beginning in 2017 as we extract operating and cost synergies, enhance sales practices, and apply our proven operating disciplines. ”

Management Transition

Effective January 1, 2017, Caroline Beasley has been appointed Chief Executive Officer and Marie Tedesco has been appointed Chief Financial Officer. George Beasley, the Company’s founder remains Chairman of the Board.

Caroline Beasley previously served as the Company’s Vice President, Chief Financial Officer, Treasurer and Secretary since 1994. Ms. Beasley is a past Chairman of the Radio Board for the National Association of Broadcasters (NAB). She was asked to join the distinguished NAB Board of Directors in 2005 and has served as the Radio Board’s first and second Vice-Chairman as well as a member of the NAB’s Executive Committee. Additionally, Caroline is a trustee of the National Association of Broadcasters Political Action Committee, and serves as a Board member of Broadcast Music, Inc. (BMI) and the Broadcasters Foundation of America. Honored by Radio INK magazine as one of the “40 Most Powerful People in Radio” in 2011, 2012 and 2016, Caroline has also been recognized in the magazine’s “Most Influential Women in Radio” listing every year since 2003.

A graduate of University of North Carolina Chapel Hill, in 2014 the University of North Carolina Chapel Hill Board of Trustees elected Ms. Beasley to serve as a member of the UNC Board of Visitors. She has also served on the boards of two publicly traded companies that are not affiliated with radio broadcasting, including as Director and Audit Committee Member of Bank of Florida, Naples and Director and Audit Committee member of Summit America Television.

Marie Tedesco previously served as the Company’s Vice President of Finance since 2000. Ms. Tedesco began her radio career in Los Angeles in 1982 working with Radio & Records, Westwood One and NBC Radio, where she was involved in the launching of Pirate Radio in 1989. In 1991, Ms. Tedesco joined Beasley Broadcast Group, Inc. as Corporate Controller. She was later promoted to Vice President of Finance. She graduated from UCLA with a B.S. in Finance.

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Beasley Broadcast Group, 11/2/16	page 4

Commenting on the appointments, George Beasley said, “Caroline brings to her new role an unrivalled passion for radio, our stations and the markets where we operate and I am proud that she will lead our expanded base of operations. She has the experience and industry knowledge to compete effectively in today’s multi-platform environment and has been instrumental in building our station platform and digital operations while bringing new efficiencies to our organization. I am confident these accomplishments and experience will serve us well as we integrate the Greater Media assets and derive value from this compelling, value-building transaction. We look forward to the benefits of Caroline’s leadership, experience and relationships as we execute on our plans to further broaden the Company and ensure that our stations deliver excellent entertainment for listeners and high value for our advertising and brand clients.

“Similarly, Marie brings a long record of financial experience to her new role including contributions at Beasley in areas such as financial reporting, corporate growth and strategic development. We are delighted to have tremendous bench strength in the finance department as Marie will continue to work with our deep and experienced team of operations, marketing and sales professionals and outside advisors as we execute on our strategic growth initiatives.”

Conference Call and Webcast Information

The Company will host a conference call and webcast today, November 2, 2016, at 10:00 a.m. ET to discuss its financial results and operations. To access the conference call, interested parties may dial 719/325-4798, conference ID 2675855 (domestic and international callers). Participants can also listen to a live webcast of the call at the Company’s website at www.bbgi.com. Please allow 15 minutes to register and download and install any necessary software. Following its completion, a replay of the webcast can be accessed for five days on the Company’s website, www.bbgi.com.

Questions from analysts, institutional investors and debt holders may be e-mailed to ir@bbgi.com at any time up until 9:00 a.m. ET on Wednesday, November 2, 2016. Management will answer as many questions as possible during the conference call and webcast (provided the questions are not addressed in their prepared remarks).

About Beasley Broadcast Group

Celebrating its 55th anniversary this year, Beasley Broadcast Group, Inc., (www.bbgi.com) was founded in 1961 by George G. Beasley who remains the Company’s Chairman of the Board. Today, inclusive of announced divestitures, Beasley Broadcast Group owns and operates 69 stations (50 FM and 19 AM) in 16 large- and mid-size markets in the United States. Approximately 20.1 million consumers listen to Beasley radio stations weekly over-the-air, online and on smartphones and tablets and millions regularly engage with the Company’s brands and personalities through digital platforms such as Facebook, Twitter, text, apps and email. For more information, please visit www.bbgi.com.

Definitions

Station Operating Income (SOI) consists of net revenue less station operating expenses. We define station operating expenses as cost of services and selling, general and administrative expenses.

SOI is a measure widely used in the radio broadcast industry. The Company recognizes that because SOI is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures employed by other companies. However, management believes that SOI provides meaningful information to investors because it is an important measure of how effectively we operate our business (i.e., operate radio stations) and assists investors in comparing our operating performance with that of other radio companies.

Note Regarding Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current beliefs and expectations of the Company’s management and are subject to known and unknown risks and uncertainties. Words or expressions such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” “may,” “will,” “plans,” “projects,” “could,” “should,” “would,” “seek,” “forecast,” or other similar expressions help identify forward-looking statements. Factors that could cause actual events to differ include, but are not limited to:

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Beasley Broadcast Group, 11/2/16	page 5

•	the ability to successfully combine the businesses of Beasley and Greater Media and the ability to successfully integrate the stations acquired in the asset exchange with CBS Radio;

•	the ability of the Company to achieve the expected cost savings, synergies and other benefits from the acquisition of Greater Media and the asset exchange with CBS Radio within the expected time frames or at all;

•	the incurrence of significant transaction-related fees and costs in connection with the acquisition of Greater Media;

•	the incurrence of unexpected costs or liabilities relating to the integration of Greater Media and the stations acquired in the asset exchange with CBS Radio;

•	the risk that the acquisition of Greater Media may not be accretive to the Company’s current stockholders;

•	the risk that the acquisition of Greater Media may prevent the Company from acting on future opportunities to enhance stockholder value;

•	the impact of the issuance of the Company’s Class A common stock in connection with the acquisition of Greater Media;

•	the risk that any goodwill or identifiable intangible assets recorded due to the acquisition of Greater Media could become impaired;

•	external economic forces that could have a material adverse impact on the Company’s advertising revenues and results of operations;

•	the ability of the Company’s radio stations to compete effectively in their respective markets for advertising revenues and respond to changes in technology, standards and services that affect the radio industry;

•	the Company’s substantial debt levels; and

•	the loss of key personnel.

The Company’s actual performance and results could differ materially because of these factors and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our SEC filings, including but not limited to Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.bbgi.com. All information in this release is as of November 2, 2016, and we undertake no obligation to update the information contained herein to actual results or changes to our expectations.

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Beasley Broadcast Group, 11/2/16	page 6

BEASLEY BROADCAST GROUP, INC.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net revenue	$27,729,026	$26,264,321	$82,961,354	$77,539,498

Operating expenses:
Station operating expenses (including stock-based compensation and excluding depreciation and amortization shown separately below) (1)	19,519,464	19,651,996	59,235,576	56,207,610
Corporate general and administrative expenses (including stock-based compensation) (2)	2,394,970	2,307,208	7,339,588	7,049,243
Merger expenses	1,200,573	—	1,200,573	—
Depreciation and amortization	816,394	863,867	2,486,381	2,822,594
Radio station exchange transaction cost	—	—	—	349,917
Impairment Loss	—	3,520,933	—	3,520,933

Total operating expenses	23,931,401	26,344,004	70,262,118	69,950,267
Operating income (loss)	3,797,625	(79,683)	12,699,236	7,589,201
Non-operating income (expense):
Interest expense	(855,378)	(1,064,069)	(2,742,462)	(2,953,078)
Other income, net	316,126	1,880	545,537	492,379

Income (loss) before income taxes	3,258,373	(1,141,872)	10,502,311	5,128,502
Income tax expense (benefit)	1,564,005	(403,933)	4,517,712	2,036,015

Net income (loss)	$1,694,368	$(737,939)	$5,984,599	$3,092,487

Basic net income (loss) per share	$0.07	$(0.03)	$0.26	$0.14

Diluted net income (loss) per share	$0.07	$(0.03)	$0.26	$0.13

Basic common shares outstanding	23,025,764	22,921,200	23,010,933	22,907,054

Diluted common shares outstanding	23,176,632	22,999,488	23,142,178	22,995,350

(1)	Includes stock-based compensation of $36,412 and $41,791 for the three months ended September 30, 2016 and 2015, respectively and $109,236 and $125,373 for the nine months ended September 30, 2016 and 2015, respectively.
(2)	Includes stock-based compensation of $164,752 and $230,207 for the three months ended September 30, 2016 and 2015, respectively and $532,608 and $788,505 for the nine months ended September 30, 2016 and 2015, respectively.

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Beasley Broadcast Group, 11/2/16	page 7

Selected Balance Sheet Data - Unaudited

(in thousands)

	September 30, 2016	December 31, 2015
Cash and cash equivalents	$16,651	$14,318
Working capital	26,700	26,180
Total assets	312,963	311,402
Long term debt, net of current portion and unamortized debt issuance costs	82,117	86,462
Stockholders’ equity	$136,839	$133,537

Selected Statement of Cash Flows Data – Unaudited

	Nine Months Ended September 30,
	2016	2015
Net cash provided by operating activities	$13,138,473	$9,917,359
Net cash used in investing activities	(1,495,861)	(2,086,057)
Net cash used in financing activities	(9,310,222)	(10,994,801)

Net decrease in cash and cash equivalents	$2,332,390	$(3,163,499)

Calculation of SOI – Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net revenue	$27,729,026	$26,264,321	$82,961,354	$77,539,498
Station operating expenses	(19,519,464)	(19,651,966)	(59,235,576)	(56,207,610)

SOI	$8,209,562	$6,612,325	$23,725,778	$21,331,888

Reconciliation of SOI to Net Income - Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
SOI	$8,209,562	$6,612,325	$23,725,778	$21,331,888
Corporate general and administrative expenses	(2,394,970)	(2,307,208)	(7,339,588)	(7,049,243)
Merger and exchange expenses	(1,200,573)	—	(1,200,573)	—
Depreciation and amortization	(816,394)	(863,867)	(2,486,381)	(2,822,594)
Impairment loss	—	(3,520,933)	—	(3,520,933)
Interest expense	(855,378)	(1,064,069)	(2,742,462)	(2,953,078)
Other income (expense), net	316,126	1,880	545,537	492,379
Income tax (expense) benefit	(1,564,005)	403,933	(4,517,712)	(2,036,015)

Net income (loss)	$1,694,368	$(737,939)	$5,984,599	$3,092,487

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